UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Ally Financial Inc.

(Name of Registrant as Specified In Its Charter)

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ALLY FINANCIAL INC.

The following information supplements information contained in Ally Financial Inc.’s Definitive Proxy Statement dated June 6, 2014 for the 2014 annual stockholder meeting to be held on July 17, 2014.

July 8, 2014

Dear stockholders:

We are writing to inform you that on July 7, 2014 the Board of Directors (the “Board”) of Ally Financial Inc. (“Ally” or the “Company”) determined that it will include in its proxy statement for the Company’s 2015 Annual Meeting of Stockholders a proposal (the “Rights Plan Proposal”) soliciting stockholder approval of the Company’s existing stockholder rights plan, described below. In the event that the Company does not receive the affirmative vote of the holders of a majority of Ally’s outstanding common stock entitled to vote at the meeting, the Company will promptly take action to repeal the stockholder rights plan.

Existing Stockholder Rights Plan

On January 9, 2014, the Board approved an amendment to Ally’s charter to add two new exhibits that are intended to help protect certain tax benefits primarily associated with Ally’s net operating losses and tax credit carryovers, which was submitted to holders of Ally’s common stock at that time for approval. Consents of shareholders holding more than 80% of the outstanding shares of common stock as of January 10, 2014, were received, and consents of shareholders holding 86.5% of the outstanding shares of common stock were received as of January 17, 2014.

The above description is qualified in its entirety by the full text of the charter, incorporated by reference in the Form 8-K filed on January 10, 2014.